Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
August 18, 2014	Chicago	Orange County
	Doha	Paris
Aon plc	Dubai	Riyadh
8 Devonshire Square	Düsseldorf	Rome
London, England EC2M 4PL	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Aon Corporation	London	Singapore
200 East Randolph Street	Los Angeles	Tokyo
Chicago, Illinois 60601	Madrid	Washington, D.C.

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special U.S. counsel to Aon plc, a public limited company incorporated under the laws of England and Wales (the “Company”) and Aon Corporation, a Delaware Corporation (the “Guarantor”), in connection with the issuance of $350,000,000 aggregate principal amount of the Company’s 3.500% Senior Notes due 2024 (the “Additional Notes”), under an Indenture dated as of May 24, 2013 (the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Additional Notes constitute a further issuance of, and will be consolidated to form a single series with, the $250,000,000 aggregate principal amount of 3.500% Senior Notes due 2024 issued on May 28, 2014.  The Guarantor is providing a guarantee of the Additional Notes (the “Guarantee” and, together with the Additional Notes, the “Additional Securities”) pursuant to a guarantee endorsed on the certificates evidencing the Additional Notes and the Indenture.  Such issuance is pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2012 (as so filed, the “Registration Statement”). The Additional Securities are to be sold by the Company pursuant to an underwriting agreement dated August 12, 2014 (the “Underwriting Agreement”), among the Company, the Guarantor and the underwriters named therein.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Additional Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the

General Corporation Law of the State of Delaware, and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.  Various matters concerning English law are addressed in the opinion of Latham & Watkins (London) LLP, which has been separately provided to you.  We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.              When the Additional Notes have been duly executed by duly authorized officers of the Company, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Additional Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.              The Guarantee has been duly authorized by all necessary corporate action of the Guarantor and, when the Additional Notes have been duly executed by duly authorized officers of the Company, issued and authenticated in accordance with the terms of the Indenture, delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, and the Guarantee has been duly executed by an authorized officer of the Guarantor, the Guarantee will be the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any debt securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Indenture, the Guarantee and the Additional Notes (collectively, the “Documents”) have been or will be duly authorized, executed and delivered by the parties thereto other than the Guarantor, (b) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP